EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS AND DIVIDEND

Houston (August 8, 2014)--Adams Resources & Energy, Inc. (NYSE MKT-AE) announced second quarter 2014 unaudited net earnings of $3,975,000 or $0.94 per common share.  Revenues for the quarter totaled $1,159,931,000. Current period net earnings compare to unaudited second quarter 2013 net earnings of $6,330,000 or $1.50 per common share.  For the six months ended June 30, 2014, net earnings were $9,338,000 or $2.21 per common share.

F.T. “Chip” Webster, President and Chief Executive Officer, attributed the 2014 earnings decline to narrowed unit margins within the Company’s crude oil marketing business.  During 2013, the Company benefitted from undeveloped infrastructure in the South Texas supply region caused by the establishment of new field production from the Eagle Ford trend.  In 2014, the supply-demand balance stabilized causing unit margins to revert to more historically typical levels. In addition, although trucking demanded remained strong, a shortage of qualified drivers caused an inability to absorb all fixed capacity costs thus eroding transportation operating earnings.

A summary of operating results is as follows:

	Second Quarter
	2014	2013

Operating Earnings (Expense)
Marketing	$7,776,000	$10,681,000
Transportation	955,000	1,833,000
Oil and gas	(508,000)	375,000
Administrative expenses	(2,147,000)	(2,431,000)
	6,076,000	10,458,000
Interest income, net	45,000	11,000
Income tax (provision)	(2,146,000)	(3,853,000)
Discontinued operations	-	(286,000)

Net earnings	$3,975,000	$6,330,000

The Company’s Board of Directors also declared a quarterly cash dividend in the amount of $.22 (22 cents) per common share, payable on September 17, 2014 to shareholders of record as of September 3, 2014.

The Company’s quarterly report on Form 10-Q for the period ended June 30, 2014 will be filed with the Securities and Exchange Commission on August 11, 2014 and will be available on the Company’s website at adamsresources.com.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$2,109,120	$1,917,533	$1,159,931	$965,098

Costs, expenses and other	(2,094,545)	(1,894,359)	(1,153,810)	(954,629)
Income tax (provision)	(5,237)	(8,485)	(2,146)	(3,853)
Earnings from continuing operations	9,338	14,689	3,975	6,616
Earnings (loss) from discontinued
operations	-	(344)	-	(286)

Net earnings	$9,338	$14,345	$3,975	$6,330

Earnings (loss) per common share:
From continuing operations	$2.21	$3.48	$.94	$1.57
From discontinued operations	-	(.08)	-	(.07)
Basic and diluted net earnings
per common share	$2.21	$3.40	$.94	$1.50

Dividends per common share	$.44	$.22	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	June 30,	December 31,
	2014	2013

ASSETS
Cash and marketable securities	$47,998	$60,733
Other current assets	340,154	290,997
Total current assets	388,152	351,730

Net property & equipment	89,818	91,865
Deposits and other assets	5,174	4,487
	$483,144	$448,082

LIABILITIES AND EQUITY
Total current liabilities	$301,982	$272,169
Other long-term liabilities	18,995	21,228
Shareholders’ equity	162,167	154,685
	$483,144	$448,082